Exhibit 99.1

Report to Shareholders

2009 Performance

This past year will be remembered as one of the most event-filled years in our industry as we faced the most difficult economic environment since the 1930s.  Unemployment reached levels not seen in a generation.  Consumers and businesses shed debt for the first time in decades while many also struggled to keep their loans current. The industry experienced loan problems that led to levels of bank failures similar to that of the early 1990’s.  For many, uncertainty replaced confidence and decisions to “purchase or invest” were placed on hold.  At the same time we experienced the impact of a changing political environment and sweeping regulatory changes, with more expected to occur in 2010.

Against this backdrop, MainSource Financial Group, Inc. reported a net loss for 2009 of $64.1 million or $3.33 per common share.  The reported loss was the direct result of goodwill impairment charges totaling $80.3 million.  These goodwill charges were non-operating and non-cash charges, and had no impact on our regulatory capital ratios.  On an operating basis, MainSource earned $7.7 million or $.24 per common share.  The operating earnings for 2009 represent a decline in earnings of 76% from the $1.00 per common share earned in 2008.  We are very disappointed with our results as they reflect underlying problems related to credit quality and the very difficult economic environment; however, we were pleased that we were able to record an operating profit for the full year and for each quarter of 2009.

As stated above, earnings from operations were significantly down from last year.  The company experienced a 36% increase in nonperforming loans (NPLs) from December 31, 2008 to December 31, 2009.  The increase occurred in the first quarter of 2009 and the level of NPLs remained stable throughout the remainder of the year.  At year-end 2009, we had $80.4 million of non-performing loans or 4.26% of total loans compared to $59.3 million or 2.97% at year-end 2008.  In response to the high level of NPLs, we provided $46.3 million to the loan loss reserve.  This compares to $20.9 million in 2008 and only $5.7 million in 2007.  The high provision expense led to the lower level of earnings and to a significant increase in the loan loss reserve, which represented 2.47% of total loans on December 31, 2009 compared to 1.73% on December 31, 2008.

Our actual operating performance was very strong for 2009.  Total net revenue increased 17.8% to a record $138.1 million.  The increase in revenue was driven by an increase in earning assets (primarily from the August 2008 acquisition of 1st Independence Financial Group in New Albany, Indiana and the May 2009 acquisition of three central Kentucky branches of American Founders Bank in Frankfort and Lawrenceburg, Kentucky).  Additionally, the company was able to manage its net interest margin (NIM) to be virtually level with 2008 at 3.89%.  In an economic period of historic interest rate reductions, the company was able to re-price its liabilities at much lower levels enabling the NIM to be stable.  A contributing factor was the higher level of longer term fixed rate loans (primarily home mortgages).  Additionally, as a result of the historic low interest rate environment, the bank achieved record levels of residential mortgage originations.  Mortgage revenue for 2009 totaled $9 million compared to $2.6 million in 2008.  Finally revenue from deposit account service charges and debit card interchange totaled $21.7 million versus $18.2 million in 2008.  This 19.2% increase was driven by the two previously mentioned acquisitions and strong checking account customer growth.  In 2009, total checking households grew 4.9% (not including the accounts from the branches we acquired).  This compares to a decline in checking households in 2008.  The strong revenue enabled MainSource to provide for loan losses at the historic levels reported earlier and still manage an operating profit for the year.

Earlier I mentioned that our non-performing loans (NPLs) increased 36% from year-end 2008 to $80.4 million at year-end 2009.  The primary driver of increased (NPLs) was deterioration in the bank’s residential builder construction and land development (C&D) portfolio.  The negative trend began in the third quarter of 2008 and from that period through the end of the first quarter 2009, a number of customers in this segment encountered significant problems.  As of December 31, 2009, MainSource’s C&D portfolio totaled about 8% of total loans.  Approximately 40% of MainSource’s NPLs were from this loan segment. While there was some deterioration in other loan segments, none were as significant as the C&D portfolio.

As of today, we have seen a significant slowing of new non-performing loans.  In general, the new problem loans we are experiencing are relationships we previously identified as having demonstrated significant deterioration.  It is difficult to know when loan quality begins to materially improve.  While I believe we are at or very near the bottom of the economic cycle, I also believe we will not see a significant reduction in our level of NPLs until we see stabilization in the workforce and unemployment trends in our market areas show meaningful improvement.

Stock Price

As you know the stock price declined significantly during 2009.  The primary reasons were lower earnings related to deteriorating loan quality and the recession and a historically high level of problem loans.  In an environment in which the economy was in rapid deterioration, unemployment was rapidly rising and bank industry earnings were evaporating, there were real questions in the industry about which banks would survive and which ones would not.  As a result, bank stock prices were no longer trading in relation to an expected multiple of future earnings; they instead were trading in relation to the bank’s tangible book value (TBV).  For those banks with higher levels of non-performing loans, the stock would typically trade at a discount to the tangible book value.  For those with lower levels of problem loans, the stock price would trade at tangible book value or a slight multiple of TBV.  MainSource’s stock price at the end of 2009 was trading at a discount to TBV.  Our stock price per share ended the year at $4.78 and our tangible book value per share was $8.16, therefore we were trading at 59% of our TBV.  Until our loan quality and earnings improve, the economy improves and bank stock prices normalize as a multiple of expected future earnings, I would expect our price to be suppressed, although I believe with continued operating improvement, we should see corresponding improvement in price.

Capital

As you will notice from the information in this report, our regulatory capital ratios are strong and significantly exceed the regulatory definitions for well-capitalized institutions.  One area that has become a more significant focus for the investor community is tangible common equity (TCE).  While this is not a regulatory measure, it has received a higher level of attention in the past year.

In this environment, our company is focused on increasing this measure.  Increasing our tangible common equity will enable us to be much more strategic in the future as we evaluate opportunities for growth.  The preferred way of improving this level of capital is through earnings.  The decision we made in the fourth quarter of 2009 to reduce our dividend to $.01 per share per quarter was consistent with our desire to improve tangible common equity.  With higher future earnings and a very low dividend, we can accelerate our growth in TCE.

We recognize the importance of the dividend to our shareholders and desire to increase it as soon as it is appropriate.  For now, however, we believe our decision to remain at the current level is a prudent one.  Our consideration of when to increase the dividend is tied to many factors, such as our desire to see a significant improvement in our loan quality measures and earnings, our desire for tangible common equity to be at levels that position the company to strategically grow and our desire to repurchase the preferred shares we issued to the U.S. Treasury.  We also consider general economic and market conditions in setting the dividend.

Many financial companies raised capital in the last 12 months.  Purposes have included replenishing capital from operating losses related to losses on loans and investment securities, repurchasing preferred shares from Treasury and preparing to acquire companies (primarily FDIC-assisted transactions).  We continually evaluate the need for and timing of a decision to raise capital.  Over the past year, we believe a capital raise would have been too dilutive to our shareholders.  As the economy continues to improve and our loan quality and earnings improve, we believe there may be a better time to consider such an action.

Looking Ahead

Our top priority for 2010 is to improve our loan quality.  In 2009, we hired a Chief Credit Officer and established a Credit Administration department.  Through this group we have strengthened underwriting and administration of our loan portfolios.  We have many other credit related initiatives underway to improve quality and position our company for future growth.  We will continue to aggressively add to our provision for loan losses until we are confident that the credit cycle has bottomed and the loan portfolio is improving in a sustainable manner.

One of our key strategic initiatives is to be known as the bank for small business.  To that end we have redesigned our small business checking account with the goal of being the best in the market.  We also started up a new Treasury Management group to focus on the cash management needs of our business customers. Additionally, we are in the process of segmenting the business customer base to focus more resources on growing the small business customer segment and expanding our relationships with this important group.

During 2010, we will launch a corporate-wide customer referral program to help us continue growing new checking account relationships.  Our growth in checking households was very strong in 2009 and we want to continue the momentum this year.

In 2009, we began expanding our brokerage program with our partner, Raymond James.  We have experienced early success and plan to expand this group further to enable our company to adequately cover the brokerage needs of our customers in all MainSource markets.

We will soon roll out a new website for MainSource Bank.  This site will be visually attractive and easier for our customers to navigate.  Later this year we will also be launching a mobile banking solution to meet the expanding needs of our customers who are interested in utilizing this form of access.

This past year has been the most challenging one in our industry in generations.  While this has been a trying period, it also provides a great opportunity to evaluate our processes and make changes that strengthen the company.  We are undergoing these changes and we anticipate the result will be a company prepared to capitalize on the opportunities that arise from an improving economic cycle.

I want to acknowledge our employees who are working harder than ever to provide a high level of personal service to our customers; they are our most important asset and have helped us achieve the strong revenue growth that sustained us in the last year.   I want to thank our Board of Directors who worked alongside our management team to navigate through this challenging environment.  I also would like to welcome Tom O’Brien, our newest board member.  As I mentioned in the press release announcing his addition to the board, we are very pleased to have a person with Tom’s background and experience join our team.

I would like to close by thanking you.  Your continued support and loyalty during this period is important to us and I look forward to reporting to you our progress as we work to build the best financial services company in the Midwest.

Sincerely,

/s/ Archie M. Brown Jr.
Archie M. Brown Jr.
President and CEO